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                                                                    EXHIBIT 10.5



                          MAJESTIC BERTHING AGREEMENT


         This Berthing Agreement is made as of this 23rd day of April, 1996 by and between THE MAJESTIC STAR CASINO, LLC, an Indiana limited liability company ("Operator"), the address of which is One Buffington Harbor, Gary, Indiana 46401, and BUFFINGTON HARBOR RIVERBOATS, L.L.C., a Delaware limited liability company ("Owner"), the address of which One Buffington Harbor, Gary, Indiana 46401.

         The circumstances underlining the execution of this Berthing Agreement are as follows:

         A. Operator is a Member (this and all other capitalized terms used herein having the meanings ascribed to them below) of Owner.

         B. Operator holds a Certificate of Suitability to conduct a riverboat gaming operation in the City.

         C. Owner is the owner of the Property (save for the part of the Property which is the subject of the Harbor Lease, which Owner is leasing), and is in the process of constructing the Initial Improvements on the Property.

         D. Operator wishes to acquire from Owner the right to dock Permitted Vessels at the Property and to allow Operator and its employees, guests, patrons and invitees to make specified uses of the Initial Improvements in connection with Operator's gaming operations, all on the terms and conditions hereinafter set forth.

         E. Owner is willing to obligate itself to construct and operate the Initial Improvements, and to grant the right for Operator to make specified uses of the Initial Improvements, all on the terms and conditions hereinafter set forth.

         NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:


                                   ARTICLE 1
                                 (DEFINITIONS)

         As used in this Agreement, the following terms shall have the meanings set forth below:





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         1.1.    "Affiliate" means any Person directly or indirectly
controlling or controlled by or under direct or indirect common control with the Person in question. For purposes of this definition, "control" shall mean the power to direct management or policies through ownership of voting securities or similar equity interest.

         1.2 "Agreement" means this Berthing Agreement, as the same from time to time may be amended, modified or supplemented.

         1.3     "Approvals" shall have the meaning ascribed to it in Section
2.2 below.

         1.4 "Bankruptcy" means, with respect to the applicable Person, that such Person shall have (1) made an assignment for the benefit of creditors; (2) filed a voluntary petition in bankruptcy; (3) been adjudicated a bankrupt or insolvent; (4) filed a petition or answer seeking for himself or itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation; (5) filed an answer or other pleading admitting or failing to contest the material allegations of a petition filed against him or it in any proceeding set forth in (4) above; or (6) sought, consented to, or acquiesced in the appointment of a trustee, receiver, or liquidator of all or any substantial part of his or its properties; or if one hundred eighty (180) days after the commencement of any proceeding against the Person seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law, or regulation, the proceeding has not been dismissed, or if within one hundred fifty (150) days after the appointment without his or its consent or acquiescence of a trustee, receiver, or liquidator of the Person or all or any substantial part of his or its properties, the appointment is not vacated or stayed, or within ninety (90) days after the expiration of any such stay, the appointment is not vacated.

         1.5 "Certificate of Suitability" means the Certificate of Suitability issued to Trump or Majestic, as applicable, by the Commission, as well as any Riverboat Owner's License issued to Trump or Majestic pursuant to their respective Certificates of Suitability.

         1.6     "City" means the City of Gary, Indiana.

         1.7     "Commission" means the Indiana Gaming Commission.

         1.8     "Conrail" means Consolidated Rail Corporation.

         1.9 "Conrail Easement Agreement" means the proposed agreement(s) among Owner, EJ&E, the Indiana Department of Transportation and/or Conrail relative to the Subway.





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         1.10    "Construction Documents" shall have the meaning ascribed to it in Section 2.4(b) below.

         1.11 "Development Agreement" means the Development Agreement to be entered into among the City, Owner, Trump and/or Operator pursuant to or in furtherance of the Certificates of Suitability, the Majestic Memorandum of Understanding and the Trump Memorandum of Understanding (or, if applicable, the separate development agreements to be entered into between the City and Trump and the City and Operator).

         1.12    "EJ&E" means the Elgin, Joliet & Eastern Railway Company.

         1.13 "EJ&E Easement Agreement" means the proposed Easement Agreement by and among Lehigh, EJ&E and Owner relative to, inter alia, an at-grade crossing, a railroad spur relocation and related matters pertaining to portions of the Property.

         1.14 "EJ&E Exchange Agreement" means the proposed Exchange Agreement between EJ&E and Owner pertaining to the exchange of specified properties (with the property being received by Owner being included as part of the Property).

         1.15    "Event of Default" shall have the meaning ascribed to it in
Section 18.1 below.

         1.16    "Environmental Laws" shall have the meaning ascribed to it in
Section 9.3 below.

         1.17 "Force Majeure Events" means causes beyond the reasonable control of the party claiming the same, including but not limited to: strikes; lockouts; acts of God; restrictions, limitations, rationing, curtailments or moratoriums imposed by any governmental authority, whether by rule, regulation, statute, ordinance or otherwise; inability to secure materials or labor by reason of unavailability or regulation or order of any governmental or regulatory body; enemy action; civil disturbance; or fire, storm, earthquake or other casualty.

         1.18    "Gaming FF&E" shall have the meaning ascribed to it in Section
2.6 below.

         1.19    "Harbor" means Buffington Harbor in the City.

         1.20 "Harbor Lease" means the Harbor Lease Agreement dated June 29, 1995 between Lehigh, as lessor, and Trump, as lessee, and heretofore assigned by Trump to Owner, as the same may be subsequently amended, modified or supplemented.





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         1.21    "Initial Improvements" means the improvements (and
corresponding land) designated as such on the Initial Improvements Site Plan, which improvements include, but are not limited to: (a) roads providing ingress and egress to, and circulation within, the Property, including the Subway; (b) parking lots and related improvements, including curbs, gutters, aisles, driveways, limousine stands and associated infrastructure; (c) the Pavilion;
(d) landscaping, lighting and signage; (e) applicable utilities (whether constructed on the Property or property subject to easements or leases in favor of Owner), including electricity, sanitary sewer, natural gas, telephone, water, cable and storm water drainage, each in capacities identified below; (f) the Mooring Barge; (g) the Pedestrian Bridge and pedestrian walkways associated with the improvements referred to in subsections (a), (b), (c) and (f) of this Section; (h) the Gaming FF&E; and (i) the improvements to the Harbor that are necessary to permit the construction of the Mooring Barge and the operation of Permitted Vessels from the Mooring Barge (including cruising operations); provided, the Initial Improvements shall not be deemed to include roads, access drives, signs, landscaping, utilities or like improvements of the foregoing nature that are intended to serve only a Majestic Project, a Trump Project or another distinct component of the Project.

         1.22 "Initial Improvements Site Plan" means the site plan set forth on attached Exhibit A.

         1.23    "Lehigh" means Lehigh Portland Cement Company.

         1.24 "Lender" shall have the meaning ascribed to it in Section 21.2 below.

         1.25    "Majestic" means The Majestic Star Casino, LLC.

         1.26 "Majestic Exclusive Areas" shall have the meaning ascribed to it in Section 3.4 below.

         1.27 "Majestic Memorandum of Understanding" means the Memorandum of Understanding dated as of September 5, 1995 between Majestic and the City.

         1.28 "Majestic Projects" means the projects which Operator is to develop in its own name and right in order to satisfy its obligations under its Certificate of Suitability, the Majestic Memorandum of Understanding and/or the Development Agreement, but specifically excluding any obligations of Owner under the Development Agreement to develop projects in its name and right.

         1.29 "Majestic Vessel" means the Permitted Vessel which Operator has the right to berth at the Harbor and/or the





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New Harbor (as applicable) pursuant to this Agreement, and from which Operator will conduct its gaming operations as part of the Project.

         1.30    "Master Plan" shall have the meaning ascribed to it in Section
7.1 below.

         1.31 "Master Plan Improvements" shall have the meaning ascribed to it in Section 7.1 below.

         1.32 "Member" means any Person who is a member of Owner pursuant to the provisions of the Operating Agreement. The initial Members of Owner are Trump and Operator.

         1.33 "Mooring Barge" means the mooring barge which is to be part of the Initial Improvements Site Plan, which is Vessel EMC 424 (purchased by Owner from Egan Marine Corporation) and is being improved by Owner to serve such function.

         1.34 "Mooring Requirements" shall have the meaning ascribed to it in Section 3.1(b) below.

         1.35 "Navigational Requirements" shall have the meaning ascribed to it in Section 3.1(d) below.

         1.36    "New Agreement" shall have the meaning ascribed to it in
Section 21.6(a) below.

         1.37    "New Harbor" shall have the meaning ascribed to it in Section
7.1 below.

         1.38 "Operating Agreement" means the First Amended and Restated Operating Agreement dated as of October 31, 1995 for Buffington Harbor Riverboats, L.L.C., as hereinafter amended, modified, supplemented or restated.

         1.39 "Operating Plan and Budget" shall have the meaning ascribed to it in Section 5.4 below.

         1.40 "Operator" means The Majestic Star Casino, LLC, an Indiana limited liability company, as well as any entity succeeding to Operator's interest as a Member and as a party to this Agreement in accordance with the terms of the Operating Agreement and this Agreement, as applicable.

         1.41 "Owner" means Buffington Harbor Riverboats, L.L.C., a Delaware limited liability company, as well as any entity succeeding to its interest in this Agreement in accordance with the terms of this Agreement.

         1.42    "Owner's Default" shall have the meaning ascribed to it in
Article 24 below.





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         1.43    "Pavilion" means the pavilion depicted on the Initial
Improvements Site Plan.

         1.44 "Pedestrian Bridge" means the pedestrian walking bridge and related improvements as authorized to be built pursuant to the EJ&E Exchange Agreement.

         1.45 "Permitted Exceptions" shall have the meaning ascribed to it in Section 3.6 below.

         1.46 "Permitted Vessel" means (a) in the case of all vessels, a vessel that is suitable for (i) docking at the Mooring Barge (or another docking facility constructed as part of the Master Plan Improvements, as applicable), and (ii) cruising in the Harbor (or the New Harbor, as applicable), but only if Operator elects (or is required by the Commission) to conduct cruises, and (b) in the case of a vessel approved by the Commission for gaming operations, a vessel that also (i) complies with the Mooring Requirements, and (ii) complies with the Vessel Utility Connections Specifications (unless, at its sole cost, Operator makes the revisions to the utility connections that are necessary to permit the vessel to be connected thereto, which revisions may not have a material adverse effect on the suitability of the utility connections or service available to Owner, Trump and others permitted to use the same).

         1.47 "Person" means any individual, corporation, partnership (general or limited), association, limited liability company, trust, estate or other entity.

         1.48 "Prime Rate" shall have the meaning ascribed to it in Section 19.1(e) below.

         1.49 "Project" means the overall development of the Property, consisting of the amenities, infrastructure and related improvements shown on the Initial Improvements Site Plan, the Trump Projects, the Majestic Projects and such other projects as Owner may determine to develop or permit to be developed on the Property.

         1.50    "Project Expenses" shall have the meaning ascribed to it in
Section 5.2 below.

         1.51    "Project Revenues" shall have the meaning ascribed to it in
Section 5.3 below.

         1.52 "Property" means the real property interests described in attached Exhibit B, as the same may change from time to time by virtue of Owner's disposition of part of the Property or Owner's acquisition (and incorporation as part of the Project) of additional property.





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         1.53    "Shared Facilities" shall have the meaning ascribed to it in
Section 3.3 below.

         1.54    "Special Events" shall have the meaning ascribed to it in
Section 4.7 below.

         1.55    "State" means the State of Indiana.

         1.56 "Substantial Completion" shall have the meaning ascribed to it in Section 2.3 below.

         1.57 "Subway" means the road and related improvements to be constructed pursuant to the Conrail Easement Agreement.

         1.58 "Third Party Agreements" shall have the meaning ascribed to it in Section 2.2 below.

         1.59 "Trump" means Trump Indiana, Inc., a Delaware corporation, which is a Member in Owner and is executing the Trump Berthing Agreement contemporaneously with the execution of this Agreement, as well as any entity succeeding to Trump's interest as a Member and as a party to the Trump Berthing Agreement in accordance with the terms of the Operating Agreement and the Trump Berthing Agreement, as applicable.

         1.60 "Trump Berthing Agreement" means that certain Berthing Agreement of even date between Trump, as Operator, and Owner, as Owner, which Berthing Agreement is substantially identical to this Agreement and is being executed contemporaneously herewith.

         1.61 "Trump Exclusive Areas" shall have the meaning ascribed to it in Section 3.2 below.

         1.62 "Trump Memorandum of Understanding" means the Memorandum of Understanding dated as of May 27, 1995 between Trump and the City.

         1.63 "Trump Projects" means the projects which Trump is to develop in its own name and right in order to satisfy its obligations under its Certificate of Suitability, the Trump Memorandum of Understanding and/or the Development Agreement, but specifically excluding any obligations of Owner under the Development Agreement to develop projects in its name and right.

         1.64 "Trump Vessel" means the Permitted Vessel which Trump has the right to berth at the Harbor (and/or the New Harbor, as applicable) pursuant to the Trump Berthing Agreement, and from which Trump will conduct its gaming operations as part of the Project.

         1.65 "Vessel Utility Connections" shall have the meaning ascribed to it in Section 3.1(c) below.





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                                   ARTICLE 2
                        (OWNER'S OBLIGATION TO CONSTRUCT
                             INITIAL IMPROVEMENTS)

         2.1 Obligation to Construct. Owner shall construct the Initial Improvements in accordance with the provisions of this Article.

         2.2 Commencement and Completion of Construction. Owner has commenced construction of the Initial Improvements, although Owner's obligation to continue and complete construction shall be subject to its ability to procure: applicable permits, licenses and other governmental approvals sufficient to permit the construction of the Initial Improvements (the "Approvals"), and the execution and delivery of the Conrail Easement Agreement, the EJ&E Easement Agreement and the EJ&E Exchange Agreement (the "Third Party Agreements"), each on terms acceptable to Owner. If Owner does not procure the Approvals and Third Party Agreements on or before March 1, 1997, Owner shall have the right to either terminate any further obligation on its part under this Agreement to continue or complete construction of the Initial Improvements, or to reconfigure the Initial Improvements to take into account the Approvals and/or Third Party Agreements not yet procured, as well as variations thereof from the terms presently contemplated by the parties. Owner shall prosecute construction of the Initial Improvements with diligence, and shall use best efforts to achieve Substantial Completion thereof by May 17, 1996 to the point where Operator may commence gaming operations (although certain ancillary operations or services, including the restaurants, need not be completed by such date), subject to delays occasioned by Force Majeure Events. Owner shall complete the Initial Improvements, including punch list items and the like, as soon as practical thereafter.

         2.3 Substantial Completion. "Substantial Completion" as to the Initial Improvements shall mean construction of same to the point where (a) all applicable governmental approvals, licenses and permits, including certificates of occupancy for the Pavilion and the Mooring Barge (temporary, if sufficient to permit the commencement of gaming operations), have been obtained (or, if the same are to be issued to Operator, are available), and (b) the Initial Improvements can be opened to the public and used in support of the gaming operations of Operator at the Majestic Vessel. Substantial Completion shall not require the completion of punch list items, decorative finishings and like construction items the completion of which are not necessary to permit Operator to commence its gaming operations. "Substantial Completion" as to any other improvements shall mean construction of same to the point where (i) all applicable governmental approvals, licenses and





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permits, including certificates of occupancy (temporary, if sufficient to permit the commencement of gaming operations), have been obtained (or, if the same are to be issued to Operator, are available), and (ii) such improvements can be used for their intended purposes. Substantial Completion shall not require the completion of punch list items, decorative finishings and like construction items the completion of which are not necessary to permit the use of the improvement for their intended purposes.

         2.4 Construction Standards. All Initial Improvements shall be constructed so as to:

                  (a) Comply with applicable laws, rules and regulations (including without limitation the Americans with Disabilities Act, rules, regulations or other requirements imposed by the Commission and any requirements on either Operator or Trump under their respective Certificates of Suitability) of governmental authorities having jurisdiction over the Property or the Initial Improvements; and

                 (b) Be constructed in a good and workmanlike fashion, consistent with the standards and specifications, and inclusive of the items, described in attached Exhibit C (the "Construction Documents").

         2.5 Limitation on Owner's Construction Obligations. Notwithstanding anything contained herein to the contrary, in no event shall Owner be obligated to spend more than the amount set forth for Common Area construction costs in the Improvements Budget (as such terms are defined in the Operating Agreement) in constructing the Initial Improvements unless an increase in the Improvements Budget (or other funds) is authorized pursuant to the terms of the Operating Agreement. Furthermore, if each Member approves particular features of or changes to the Initial Improvements as complying with the standards set forth above, and Operator does not object in writing to the applicable features or changes within three (3) business days after becoming aware of the same, such approval shall conclusively establish that the applicable features or changes comply with the requirements of this Agreement.

         2.6 Furnishings, Fixtures and Equipment. The Pavilion shall include the furnishings, furniture and equipment that are specified in attached Exhibit D (the "Gaming FF&E").


                                   ARTICLE 3
                         (GRANT OF LEASES AND LICENSES)

         3.1 Grant of Lease for Berthing. Owner hereby grants a leasehold interest to Operator for the berthing of a





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Permitted Vessel at the east side of the Mooring Barge.  The rights attendant to such leasehold interest shall include:

                 (a) The exclusive right to dock the Majestic Vessel on the east side of the Mooring Barge;

                 (b) The exclusive right to attach lines, cables and other apparatus to the east side of the Mooring Barge and other adjacent areas of the Property at the locations shown, and in accordance with the docking parameters set forth, on attached Exhibit E (the "Mooring Requirements");

                 (c) The exclusive right to connect to the electricity lines, waste water discharge lines, telephone lines and other utilities at the specific locations shown, in the capacities and subject to the specifications and other requirements set forth, on attached Exhibit F (the "Vessel Utility Connections");

                 (d) To the extent Owner has the right to grant the same, the non-exclusive right to navigate Permitted Vessels within and through the Harbor or the New Harbor, as applicable, subject to the specifications and requirements set forth on attached Exhibit G (the "Navigational Requirements");

                 (e) The right to make repairs and/or to replace Permitted Vessels and any equipment, furniture, fixtures and facilities related thereto or any portion of any of the foregoing, provided such repairs or related activities are conducted in such a manner as to not unreasonably or unnecessarily interfere with the operations of Owner or Trump; and

                 (f) The right to have Permitted Vessels that support the business or operations of the Majestic Vessel (such as tenders, shuttle vessels and vessels of VIP guests, but excluding vessels on which gaming operations are conducted) to moor temporarily on the east side of the Mooring Barge for access to the Initial Improvements in the course of providing the relevant support; provided, that in no event shall Owner have any obligation to construct facilities or improvements to accommodate the mooring or navigation of such vessels; and further provided, in no event shall any such vessel be used in such a manner, or at such times, as to unreasonably, unnecessarily or improperly interfere with the rights of Trump, Owner or others under the Permitted Exceptions to use the Harbor.





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         3.2     Grant of Lease to Use Majestic Exclusive Areas.  Owner hereby grants Operator a leasehold interest to use the areas within the Pavilion and the Mooring Barge which are designated as the Majestic Exclusive Areas on attached Exhibit A (the "Majestic Exclusive Areas"). The leasehold interest granted in this Section authorizes Operator to use the Majestic Exclusive Areas in connection with Operator's gaming operations at the Majestic Vessel, which use shall be exclusive save for the following uses by others: (a) the exercise of any rights of Persons pursuant to Permitted Exceptions, (b) the exercise by Owner of its rights under Article 17 below, and (c) such other arrangements as Owner and Operator may agree upon in a separate written agreement.

         3.3 Grant of License to Use Shared Facilities. Owner hereby grants Operator a license to use the areas within the Mooring Barge which are designated as the Shared Facilities on attached Exhibit A (the "Shared Facilities"). The license granted in this Section authorizes Operator and its employees, contractors and consultants to enter upon and use the Shared Facilities in connection with Operator's gaming operations at the Majestic Vessel, provided such use shall be in common with Owner and Trump and the respective employees, contractors, agents and consultants thereof and further subject to the rights of others pursuant to the Permitted Exceptions.

         3.4. Grant of License to Use Remainder of Initial Improvements. Owner hereby grants Operator a non-exclusive license for Operator and its patrons, employees, consultants, representatives and invitees to use the remaining portions of the Initial Improvements for their intended purposes, exclusive of the Trump Exclusive Areas (Trump Exclusive Areas being those areas designated as such on attached Exhibit A) or other areas in which another Person has been granted exclusive rights by Owner pursuant to Article 8 below, in connection with Operator's gaming operations at the Majestic Vessel, in each case in common with the patrons, employees, contractors, representatives and invitees of Owner, Trump and, to the extent designated by Owner, members of the public in general. The Initial Improvements which are the subject of the license granted herein include but are not limited to:

                 (a) The entrance roads, driveways and aisle ways that are from time to time opened for such use by Owner;

                 (b) The parking lots, valet services, limousine facilities and shuttle/tram/trolley services;

                 (c) The Subway, the Pedestrian Bridge and associated walkways;





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                 (d)      The Pavilion, including the lobbies, porte cochere
         and restaurants (both buffet and specialty restaurants), that are not Trump Exclusive Areas, Majestic Exclusive Areas or other areas designated for the exclusive use of another Person;

                 (e) The queuing areas and applicable walkways, bridges and other common areas; and

                 (f)      The common areas and passageways on the Mooring
         Barge.

The use of the facilities specified in this Section by Operator and the patrons, employees, contractors, representatives and invitees of Operator shall be subject to such rules and regulations as Owner may prescribe from time to time in order to ensure that the use thereof is of the same character as, and in harmony and cooperation with, the similar uses to be made of such facilities by Owner, Trump and their respective patrons, employees, contractors, representatives and invitees.

         3.5 Grant of License for Construction Purposes. Owner hereby grants to Operator a temporary license for Operator and its architects, designers, contractors and other representatives to enter upon the Property for the purpose of designing, installing and constructing the improvements which are to form a part of the Majestic Exclusive Areas and/or placing or installing furniture, fixtures or equipment therein. Such temporary license shall be subject to the following requirements and limitations:

                 (a) The license for construction and installation shall commence at such time as the Initial Improvements have been completed to the point where installation of the aforementioned items can be done safely and without unreasonable interference with Owner's performance of its obligations hereunder;

                 (b) All activities of Operator shall be performed in such a manner as to not unreasonably interfere with the activities of Owner or Owner's contractors;

                 (c) Operator shall provide, or shall cause its contractors to provide, such insurance coverages, in such amount and with such companies, as Owner may reasonably require;

                 (d) Operator shall indemnify and hold harmless Owner and its Members, employees, contractors and agents from and against any liability, obligation or expense resulting from or arising out of any activities pursuant to the license; and





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                 (e)      All work shall be performed in accordance with
         applicable codes, rules, regulations, ordinances and other requirements of applicable governmental authorities (including without limitation any requirements of the Commission or Operator's Certificate of Suitability).

         3.6 Rights of Parties Under Permitted Exceptions. Each of the leasehold interests and licenses granted hereunder shall be subject in all respects to the matters (and rights arising therefrom) set forth on attached Exhibit H (the "Permitted Exceptions").


                                   ARTICLE 4
                       (SERVICES TO BE PROVIDED BY OWNER)

         4.1 Services to be Provided. Owner shall provide the following services in support of the gaming operations and related activities of Operator at the Majestic Vessel:

                 (a) Security, maintenance, cleaning and janitorial services with respect to the Initial Improvements, but exclusive of the Majestic Exclusive Areas and the Trump Exclusive Areas, to the standards specified in attached Exhibit I;

                 (b) Restaurant operations within the Pavilion or the Mooring Barge to the standards specified in attached Exhibit J;

                 (c) Food and beverage services to the Shared Facilities to the standards specified in attached Exhibit J; and

                 (d) Parking services, including the operation of shuttle buses and/or trolleys from outlying parking lots on the Property to the Pavilion, valet parking services and incidental services to the standards specified in attached Exhibit K.

         4.2 Utility Services. Owner shall cause the following utilities to be available to the Initial Improvements (including the Majestic Exclusive Areas but excluding the Majestic Vessel): heat, air conditioning, water, electricity, telecommunications and related services to the standards and capacities specified in attached Exhibit L. In connection therewith, Owner shall install separate meters in both the Trump Exclusive Areas and the Majestic Exclusive Areas, and Operator and Trump shall be solely responsible for the applicable utility charges for their respective Exclusive Areas. Operator shall be solely responsible for extending





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utilities from the Vessel Utility Connections to the Majestic Vessel, for
making the appropriate service and billing arrangements with the applicable utility companies and for paying all utility charges applicable to the Majestic Vessel; Owner's only responsibility with respect to such utility services shall be to construct, install and maintain the Vessel Utility Connections.

         4.3 No Other Services. Except as specifically provided in Sections 4.1 and 4.2 above, Owner shall have no duty or obligation to provide any other services for or in connection with the Initial Improvements. Without limiting the generality of the foregoing, Operator shall be solely responsible for all services and other activities associated with the operation and maintenance of the Majestic Vessel and the Majestic Exclusive Areas.

         4.4 Exculpation of Owner. Owner will not be in default hereunder, the License Fee will not abate and Owner will not be liable for any damages directly or indirectly as a result of the failure to furnish, or any delay in furnishing, any of the aforementioned services, if the failure or delay is caused by (i) Force Majeure Events, (ii) a failure of Operator, as a Member of Owner, to authorize or approve any action by Owner required to meet its obligations with regard to such services, (iii) maintenance, repairs or improvements on or to the Initial Improvements, or (iv) the exercise of any of Owner's rights under Article 8 below in a manner calculated in good faith to reasonably minimize any disruption of service.

         4.5 Owner's Right to Suspend Services or Prohibit Use of Services. Owner shall be entitled to suspend any food and beverage service to Operator's employees, or complimentary meals or other cash perquisites to guests, patrons or other invitees of Operator, during any period in which an Event of Default under this Agreement has continued for more than thirty (30) days, unless Operator pays the charges applicable to such services in advance or, if practical, at the same time as the relevant service is provided. Furthermore, if an Event of Default has continued for more than one hundred twenty (120) days, Owner shall be entitled to suspend any services under this Agreement except for utility services that are being separately paid by Operator.

         4.6 Owner's Right to Impose Charges for Services. Owner shall impose charges for dining, parking and valet services to Persons patronizing the restaurants or the parking facilities, and for food and beverage service to employees, in each case at such levels and on such terms as Owner may determine in its sole discretion. The parties agree that in the absence of a separate written agreement to the contrary, Owner shall charge Operator for all such services which

Operator avails itself of on behalf of guests, employees and/or invitees (such as by way of complimentary beverages, meals or limousine services), at the cost to Owner of providing the same, as previously disclosed to Operator. Any such charges shall be payable within seven (7) days after the Operator is billed for the same by Owner or the other Member of Owner.

         4.7 Additional Charges for Special Events. In the event that Operator conducts special events or employs marketing or promotional techniques or programs which require that any of the foregoing services must be provided for longer periods of time, or at higher levels, or in different manner, than the standards set forth in Exhibits I through L, inclusive, ("Special Events"), Owner agrees to cooperate in good faith with Operator in making such services available. Operator shall provide Owner with reasonable advance written notice of Operator's requirements with respect to a Special Event. Owner shall have the right to charge to Operator, in addition to the License Fee referred to below and the payments referred to in Sections 4.2 and 4.6 above, all incremental charges incurred by Owner in providing additional services for such Special Event. In the event of a dispute as to the amount of the incremental charges imposed by Owner under this Section, Owner and Operator shall submit such dispute to arbitration by a certified public accountant having no less than ten (10) years experience in the food and beverage industry. The arbitration shall be conducted in accordance with the rules then in effect of the American Arbitration Association (including rules relative to expedited procedures), and the award of the arbitrator may be enforced by the judgment of a court of competent jurisdiction.

         4.8 Payment Terms. If Owner has the right under this Article to impose a separate charge to Operator for any service, utility connection, food, beverage or other benefit conferred upon Operator, in the absence of a different time period specified herein the charge shall be payable within seven
(7) days after a demand for the same; provided, charges for food and beverages services provided to an Operator shall be compiled and totalled not less frequently than weekly and shall be paid within two (2) days after the aggregate charges are submitted to Operator.


                                   ARTICLE 5
                                 (LICENSE FEES)

         5.1 License Fee. For each calendar year during the term of this Agreement, Operator shall pay to Owner, as a fee (the "License Fee") for its rights under this Agreement, an amount equal to one-half (1/2) of the amount by which the Project Expenses exceed the Project Revenues for such year.

The License Fee shall be payable in equal monthly installments, in advance, on the first day of each month during such calendar year, subject to adjustment as set forth in this Article.

         5.2 Project Expenses. "Project Expenses" shall mean all of the costs incurred by Owner in owning, managing, operating, repairing, replacing, promoting or maintaining the Initial Improvements, the Master Plan Improvements (if and when constructed) and the Property, including without limitation costs or expenses associated with the following:

                 (a) Salaries, fringe benefits and other employment costs associated with employees of Owner to the extent they are providing services under this Agreement or are involved in the management, operation, repair, replacement, promotion or maintenance of the Initial Improvements;

                 (b) Fees or rent paid to third parties or to Affiliates of Owner in relation to the management, operation, repair, replacement or maintenance of the Initial Improvements or the Property, including rent and other amounts payable under the Harbor Lease;

                 (c) Amounts established by Owner as increases in the operating reserve for the aforementioned activities pursuant to the Operating Agreement and amounts necessary to restore or replenish the operating reserve contemplated in the Operating Plan and Budget;

                 (d) Costs incurred in cleaning, restriping, maintaining, lighting, landscaping, repairing and/or replacing applicable parts of the Initial Improvements, including repairs or replacements resulting from fire or other casualty to the extent not covered by insurance (although such repairs or replacements are subject to any limitation imposed on the amount thereof during any year under the terms of the Operating Agreement), which costs need not be amortized over any period of time;

                 (e) Costs of insurance premiums, deductible payments, broker fees and other costs associated with maintaining such insurance policies with regard to the Initial Improvements as Owner may secure or maintain from time to time;

                 (f) Cost of all utility charges to Owner in connection with the Initial Improvements, including without limitation charges associated with gas, electric, water, wastewater discharge, telephone, cable and other utility services;

                 (g) Expenses incurred in connection with advertising, marketing, publicizing or providing public relation services to or for the Initial Improvements or the Project pursuant to Owner's marketing plan as established under the Operating Agreement;

                 (h) Cost of any attorneys, accountants, engineers, appraisers, other professionals and consultants retained by Owner in connection with the ownership, operation, management, repair, replacement or maintenance of the Initial Improvements and components thereof, including without limitation the costs associated with contesting property taxes, defending litigation (whether brought by third parties or by employees, representatives or other Affiliates of Owner or Operator) or otherwise;

                 (i) Cost of any fines, judgments, penalties, levies, or other impositions imposed upon Owner or the Property, or any portion thereof, as a result of the ownership, operation, maintenance, repair or replacement of the Project, or any portion thereof, each of which Owner shall retain the right to settle, resolve, compromise or negotiate on such terms as Owner may determine in its sole discretion;

                 (j) Real and personal property taxes, general and special assessments, payments in lieu of taxes, sales taxes, use taxes, income taxes and similar impositions imposed on Owner, the Property or any portion thereof in connection with the ownership, operation, maintenance, repair or replacement of the Initial Improvements; and

                 (k) Costs incurred in connection with obtaining and maintaining the Approvals and Third Party Agreements.


However, in no event shall Project Expenses include capital expenditures incurred by Owner in connection with the construction of the Initial Improvements as contemplated in Section 2.2 above, or other amounts included in the Improvements Budget (as such term is defined in the Operating Agreement), or the costs associated with the Trump Projects, the Majestic Projects or the Master Plan Improvements.

         5.3 Project Revenues. "Project Revenues" shall mean the revenues actually received by Owner in connection with its ownership and operation of the Initial Improvements (or, when constructed, the Master Plan Improvements), including the proceeds of parking lot operations, valet services, food and beverage operations, rents, concessions and like revenue sources, as well as insurance proceeds, in each case net of any rebate, credit card collection charge and like amount incurred or payable by Owner in generating and/or collecting such revenues but not included within the definition of Project Expenses, and exclusive of the License Fee payable hereunder or under the Trump Berthing Agreement.

         5.4     Determination of License Fee Payments.  Not less than thirty
(30) days prior to the start of each calendar year during the term of this Agreement (save for 1996), Owner shall provide Operator with a copy of the Operating Plan and Budget (as such term is defined in the Operating Agreement) for such year, setting forth the anticipated Project Expenses and Project Revenues for such year. The parties contemplate that the operating reserve (currently set at a level projected to be sufficient to maintain operations for six [6] months) set forth in the Operating Plan and Budget is to be carried forward from one year to the next, and to the extent the same is carried forward it shall not be included in Project Expenses or Project Revenues. The License Fee payable to Owner pursuant to Section 5.1 above shall be paid in installments of one twenty-fourth (1/24th) of the net amount shown on the Operating Plan and Budget as being the difference between the Project Expenses and the Project Revenues, and such installments of the License Fee shall be due and payable on the first day of each calendar month; provided, if the term of this Agreement does not commence on January 1 of the year in question, or if the term of this Agreement ends during the course of a calendar year, the applicable payments on the License Fee shall be prorated during the term of the calendar year. If Owner does not provide Operator with the Operating Plan and Budget within the aforementioned period, pending the finalization of the Operating Plan and Budget the monthly installments of the License Fee payable by Operator during the following year shall be equal to one hundred five (105%) percent of the amount of the monthly installment of the License Fee payable for the last month of the preceding year. Once the Operating Plan and Budget for such year is finalized, the License Fee shall be adjusted accordingly, and the remaining monthly installments of the License Fee shall be adjusted to equal the amounts necessary to result in the payment in full of the License Fee during the remainder of such year.

         5.5 License Fee for 1996 and Other Partial Calendar Years. The parties acknowledge that the Operating Plan and Budget for calendar year 1996, which is intended to cover the costs and expenses of Owner from the period May 1, 1996 through December 31, 1996, has been established by Owner. The initial monthly installments of the License Fee payable under the terms of this Agreement during 1996 shall be two hundred thousand

($200,000) dollars per month, unless such Operating Plan and Budget is amended pursuant to Section 5.6 below, which License Fee shall be payable on the first day of each month throughout the term of this Agreement, provided no such payment shall be payable or accrue prior to May 16, 1996. If the term of this Agreement ends prior to the end of a calendar year, the License Fee shall be determined on the basis of the Project Revenues and Project Expenses during the year prior to the end of the term of this Agreement, although real property taxes, insurance premiums, rents and other costs which typically pertain to a fixed period of time shall be prorated on an equitable basis in calculating Project Revenues and Project Expenses.

         5.6 Revisions to Operating Plan and Budget. If the amounts reflected in the Operating Plan and Budget are not sufficient to permit Owner to meet its contractual obligations, to maintain the contemplated operating reserve and to maintain and operate the Initial Improvements in the manner and to the standards contemplated by this Agreement (e.g., if the Operating Plan and Budget for the year in question did not accurately reflect the applicable financial requirements, or the occurrence of some unanticipated event, such as an uninsured casualty), Owner shall have the right to revise the Operating Plan and Budget. In such event, Owner shall notify Operator of such revision in writing, the License Fee shall be adjusted accordingly, and the monthly installment of the License Fee payable after such revision shall be adjusted so as to result in the payment in full of the License Fee during such year.

         5.7 Reconciliation. On or before April 15 of each year during the term of this Agreement, Owner shall provide to Operator a statement showing the actual Project Expenses and Project Revenues for the preceding calendar year. Operator shall pay an amount equal to one-half of the difference between the
(a) Project Expenses reflected in such statement, and (b) the sum of (i) the Project Revenues reflected in such statement, (ii) the License Fee paid or payable by Majestic during such year, and (iii) the License Fee paid or payable by Operator during such year, within thirty (30) days after the date Operator receives the statement. If the Project Revenues for such year exceed the sum of items (i) through (iii) above, Operator shall be entitled to a credit against the next installment(s) of the License Fee payable hereunder equal to one-half (1/2) of such excess.

         5.8 Reduction in License Fee. The parties acknowledge that the Trump Berthing Agreement requires that Trump pay a License Fee equal to the License Fee payable under this Agreement. The parties further acknowledge that the Trump Berthing Agreement also provides that the License Fee payable thereunder be increased by one hundred (100%) percent under the circumstances referred to in Section 19.1(e) below. During any period in which
(a) Trump is liable to pay such increased License Fee, and (b) Operator is not in default under this Agreement, Operator shall be relieved of the obligation to pay installments of the License Fee referred to in Section 5.1 above. Operator acknowledges that the Trump Berthing Agreement contains an analogous provision relieving Trump of the obligation to pay its License Fee during any period in which Operator is obligated to pay an increased License Fee under
Section 19.1(f) of this Agreement.


                                   ARTICLE 6
                                     (TERM)

         6.1 Term. The term of this Agreement shall commence on the date hereof and shall end on December 31, 2035.

         6.2 Owner's Right to Terminate. Owner shall have the right to terminate this Agreement effective upon the expiration of the term, or other termination, of Owner's leasehold interest under the Harbor Lease, unless at such time Owner has constructed or has decided to construct the New Harbor as contemplated in Article 7 below. Owner shall provide Operator with not less than seventy (75) days written notice of the effective date of such termination. Furthermore, promptly after receipt thereof Owner shall provide Operator with a copy of any written notice from Lehigh seeking to terminate the Harbor Lease or refusing or contesting any exercise by Owner of a right to extend the term of the Harbor Lease in accordance with the provisions thereof.


                                   ARTICLE 7
                           (MASTER PLAN; NEW HARBOR)

         7.1 Master Plan. Operator acknowledges that Owner is in the process of formulating a Master Plan, which shall depict the development of the Property as including (a) the Trump Projects, (b) the Majestic Projects, (c) a new or expanded harbor lying to the west of the Harbor, and contemplated under the Harbor Lease as a dockage site to replace the Harbor (the "New Harbor"), and (d) a new, expanded or relocated pavilion and related improvements intended to replace the Pavilion and the Mooring Barge and appropriate to conduct riverboat gaming operations at the New Harbor (the "Additional Facilities," and together with the New Harbor, the "Master Plan Improvements").

         7.2 Development of Master Plan Improvements. If Owner elects to construct and develop the Master Plan Improvements, Owner shall have the right to restrict the availability of and/or close down various areas of the Initial

Improvements in order to facilitate such construction and development; provided, Owner shall use best efforts to avoid unreasonable disruption of Operator's gaming operations at the Initial Improvements until Operator has transferred such gaming operations to the applicable facilities on the Master Plan Improvements.

         7.3 Termination of Leasehold Interests and Licenses; Revised Definition of Initial Improvements. Upon Substantial Completion of the Master Plan Improvements, Owner shall have the right to terminate the leasehold interests and licenses granted in Sections 3.1 through 3.3 above (and thereafter remove the applicable facilities and improvements) provided that similar leasehold interests and licenses are simultaneously granted to Operator in such a manner and to such extent as permits Operator, to the extent practical, uninterrupted and continuous gaming operations at the Property, whereupon all references in this Agreement to the term "Initial Improvements" shall be deemed to refer to the Master Plan Improvements and such part of the original Initial Improvements as are not affected by such construction and development.


                                   ARTICLE 8
                           (OWNER'S RESERVED RIGHTS)

         8.1 Owner's Reserved Rights. Notwithstanding anything herein to the contrary, Owner reserves the following rights, and the exercise of same shall not be deemed to violate any leasehold interest or license granted herein or otherwise constitute a breach of this Agreement by Owner:

                 (a) The right to permit the holder or beneficiary of any rights pursuant to any Permitted Exceptions to exercise such rights, provided that Owner shall use best efforts to induce the holder of such rights to exercise same in such a manner as to minimize any interference with Operator's gaming operations.

                 (b) The right to establish, revise (upon reasonable advance notice) and enforce rules and regulations pertaining to the use and enjoyment of the Initial Improvements (excluding the Trump Exclusive Areas and the Majestic Exclusive Areas), including without limitation rules and regulations to ensure compliance with (i) all applicable statutes, ordinances, rules, orders and regulations of any governmental authority having jurisdiction over such facilities, and
         (ii) the rights of parties pursuant to Permitted Exceptions, as well as for purposes of safety, convenience and the efficient delivery of services under Article 4 above. All such rules or regulations shall apply equally to Operator and Trump, to the end that neither gaming enterprise be discriminated against by reason of such rules or regulations.

                 (c) The right to permit parts of the Property to be developed for the Trump Projects, the Majestic Projects or other projects in accordance with the Operating Agreement. Without limiting the generality of the foregoing, Owner shall have the right:

                          (i) To sell, lease or otherwise transfer parts of the Property for development as separate projects (including Trump Projects and Majestic Projects);

                          (ii) To make common driveways, parking areas, utilities and like components of infrastructure that are part of the Initial Improvements available to the owners, tenants, guests, employees, patrons, invitees and mortgagees of parts of the Property being conveyed, leased or transferred for another purpose, including for shared ingress, egress and utility access; and

                          (iii) To change the location of the Initial
                 Improvements to other locations on the Property or on other property; and

                 (d) So long as Operator is required by the Commission to periodically restrict access to the Majestic Vessel for gaming purposes, Owner shall have the right to coordinate and assist in establishing or otherwise provide for the scheduling of cruises during such periods in accordance with Section 3.2(c)(1) of the Operating Agreement.

         8.2 Limitations on Owner's Rights. Section 8.1 above notwithstanding, in exercising its rights under this Article Owner may not change the location of the Initial Improvements, or make the same available for use of Persons associated with another project, if:

                 (a) Such action would reduce the parking spaces available to Operator's and Trump's gaming operations below the lesser of the minimum number of parking spaces required to meet all requirements under applicable codes, ordinances, and zoning or safety rules or regulations (as such requirements may be reduced or adjusted by variance or like action of the applicable governmental authorities), and two thousand eight hundred (2,800) spaces. In calculating the number of such parking spaces, Owner shall be entitled to take into consideration the availability of shared parking spaces to the extent permitted by the applicable governmental authorities;

                 (b) Such action would result in a violation of any requirement under Operator's Certificate of Suitability or a rule, regulation or requirement of the Commission; or

                 (c) Such action would result in the capacity of any utility falling below that specified in the Vessel Utility Connections or in Section 4.2 above.

         8.3 Operator's Obligation to Confirm Owner's Rights. Upon a written request of Owner, Operator shall execute a document in recordable form confirming that a particular action taken or proposed to be taken by Owner under this Article does not constitute a breach of this Agreement. Any request from Owner for such confirmation shall include a description of the precise action (and part of the Initial Improvements affected by such action) as to which Owner is seeking confirmation. Any refusal by Operator to any request for confirmation shall be in writing and shall state with particularity the reasons why Operator does not believe that Owner has the right to take such action under this Article.


                                   ARTICLE 9
                    (OPERATOR'S USE OF INITIAL IMPROVEMENTS)

         9.1 Permissible Uses. Operator may use the Initial Improvements only for the support of Operator's gaming operations at the Majestic Vessel and ancillary uses in conjunction with such operations. The Initial Improvements may not be used by Operator for any other purpose without the prior written consent of Owner.

         9.2 Compliance with Laws and Permitted Exceptions. To the extent it is within the control of Operator to do so, and not within the control of, or the obligation of, Trump, Operator will not permit to be done or to be brought or kept in, on or about the Initial Improvements anything that is prohibited by or conflicts with any law, statute, ordinance, rule or regulation now in force or hereafter enacted or promulgated by any governmental authority, that is prohibited by any applicable fire insurance policy, that will in any way increase the existing rate of or affect or cause a cancellation of any fire or other insurance upon the Initial Improvements or that will materially and adversely affect or interfere with any services required to be furnished by Owner to Operator, Trump or others. Operator will not permit anything to be done in, on or about the Initial Improvements (including on the Majestic Vessel) that will in any way obstruct or interfere with the rights of Trump relative thereto, or use or permit the Initial Improvements or the Majestic Vessel to be used for any improper or unlawful purpose. Operator will not cause, maintain or permit any nuisance in, on or about the Initial Improvements or the Majestic Vessel, or commit or suffer (to the extent within its control and not within the control of, or the obligations of, Trump) to be committed any waste in, on or about the Initial Improvements. If anything done, omitted to be done or so suffered to be done by Operator or kept or suffered by Operator to be kept in, on or about the Initial Improvements causes the rate of fire or other insurance to be increased beyond the rate from time to time otherwise applicable, Operator will pay the amount of any increase to Owner within ten (10) days of demand by Owner. Operator will at its sole cost and expense promptly comply with any standard or regulation now or hereafter imposed on Operator and applicable exclusively to Operator's use of the Initial Improvements by any governmental body charged with the establishment, regulation or enforcement of occupational, health or safety standards for employers, employees, lessors or lessees, with all laws, statutes, ordinances and governmental rules, regulations or requirements now or hereafter in force, with the requirements of any board of fire underwriters or other similar body now or hereafter constituted and with any occupancy certificate or directive issued pursuant to any law by any public officer or officers.

         9.3 Compliance with Environmental Laws. Without limiting the generality of its obligations under Section 9.2 above, Operator shall fully comply with, observe and discharge its obligations under any law pertaining to the environment, health or safety, including the laws described or referred to in attached Exhibit M (the "Environmental Laws") to the extent applicable exclusively to Operator's use of the Initial Improvements and/or the Majestic Vessel. Operator shall indemnify and hold harmless Owner, members of Owner, Owner committee and Owner subcommittee representatives and officers and directors of either members of Owner or members of members of Owner from and against any liability, obligation or expense, including reasonable attorneys fees and other litigation expenses, incurred or asserted against them based on a violation by Operator, its members, or employees or agents of any Environmental Law or any unlawful or improper discharge or release from the Majestic Vessel into the Property, the Harbor, or otherwise, of substances or materials that are classified as toxic or hazardous under any Environmental Law.

                                   ARTICLE 10
                                (SIGNAGE RIGHTS)

         The parties acknowledge that the Initial Improvements include certain signs for the Project and/or the gaming operations of Operator and Trump as a combined gaming venue. In addition to the signs shown as part of the Initial Improvements, Operator shall have the right to construct, maintain and replace signs for Operator's separate gaming operations at the locations and within the specifications established by unanimous agreement of all members of the Subcommittee to Owner's Operating Committee. Operator shall be entitled to signage of equal prominence and visibility to the signs for Trump's separate gaming operations established under the Trump Berthing Agreement.


                                   ARTICLE 11
                                 (ALTERATIONS)

         11.1 Owner's Right to Make Repairs and Alterations to Initial Improvements. Owner may make or allow to be made any repairs, maintenance, alterations, additions or improvements to the Initial Improvements or any part thereof, or attach or replace any fixtures or equipment thereto, without first obtaining Operator's written consent, provided that the affected portions of the Initial Improvements continue to comply with the applicable standards set forth in this Agreement, and further provided that in making such repairs, etc., Owner shall use reasonable efforts to avoid or minimize unnecessary disruption of Operator's gaming operations.

         11.2 Operator's Rights Regarding Majestic Exclusive Areas. Operator may make such alterations, additions or improvements to the Majestic Exclusive Areas as Operator desires, provided Operator first procures Owner's prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). All such alterations, additions and improvements, except furniture, equipment and trade fixtures, shall be the property of Owner upon their installation or completion, without compensation to Operator, upon the expiration or termination of the Agreement.

         11.3 Covenant Not to Overload. Operator shall not overload the capacity of any utility system or line that constitutes a part of the Initial Improvements.

         11.4 Removal at End of Term. Upon the expiration of the term of this Agreement, Operator shall remove all of its trade fixtures, furniture and equipment from the Majestic Exclusive Areas and repair any damages caused to the Majestic Exclusive Areas as a result of such removal. In the event

Operator fails to remove same, they shall be deemed abandoned and Owner shall have the right to retain them or to have them removed at Operator's expense.


                                   ARTICLE 12
                                 (MAINTENANCE)

         12.1 Maintenance of Majestic Exclusive Areas. Operator shall be solely and exclusively responsible for operating and maintaining the Majestic Exclusive Areas, as well as the Majestic Vessel. Operator shall maintain the same in a safe, clean and sightly condition commensurate to the condition in which Owner maintains the Site Plan Improvements.

         12.2 Maintenance of Other Initial Improvements. Owner shall be solely and exclusively responsible for maintaining and cleaning the Initial Improvements other than the Trump Exclusive Areas and the Majestic Exclusive Areas. Owner shall maintain the same to the standards specified in attached
Exhibit I.


                                   ARTICLE 13
                        (INSURANCE AND INDEMNIFICATION)

         13.1 Operator's Responsibilities Regarding Majestic Exclusive Areas and the Majestic Vessel. To the extent permitted by law, Operator waives all claims against Owner for damage to any of Operator's property or injury to or death of any person in, on, or about the Majestic Exclusive Areas or the Majestic Vessel, arising at any time and from whatsoever cause. Operator will indemnify, defend and hold Owner harmless from and against any and all claims, demands, damages, losses, costs and expenses of whatsoever kind or nature arising due to (a) any injury to or destruction of life or property due to the use and occupancy of the Majestic Vessel, or (b) any injury to or destruction of life or of Operator's property due to the use and occupancy of the Majestic Exclusive Areas.

         13.2 Operator's Liability Insurance Obligation. Operator shall obtain and keep in effect Broad Form Commercial General Liability insurance, including contractual liability, with minimum limits of liability of one hundred million ($100,000,000) dollars per occurrence combined single limit of liability for bodily injury, property damage and personal injury. Operator shall increase these liability limits as Owner reasonably requires from time to time, and in any event shall maintain such insurance coverages as are required under Operator's Certificate of Suitability. This insurance shall specifically include all liability assumed hereunder by Operator and shall provide that it is primary insurance and not excess over or contributory with any other insurance.

         13.3    Operator's Other Insurance Obligations.

                 (a) Operator shall obtain and keep in effect fire insurance (including standard extended coverage against perils and leakage from fire protective devices) for the full replacement cost of all of Operator's trade fixtures, improvements, furniture, furnishings and equipment in the Majestic Exclusive Areas.

                 (b) Operator shall obtain and keep in effect insurance to adequately protect the value of Operator's business, personal property (including inventory), equipment and contents; and insurance covering payment of the License Fee in the event of a casualty.

                 (c) Operator shall obtain and keep in effect any workmen's compensation or like insurance coverage required in respect of Operator's employees, as well as applicable insurance coverages required under Maritime Law.

                 (d) Operator may not use the Initial Improvements until Operator has delivered to Owner the policies of insurance required hereunder and Owner has approved the form and content of these policies and the insurance company issuing the policies, which approval shall not be unreasonably withheld, conditioned or delayed.

         13.4 Owner's Responsibilities Regarding Initial Improvements. To the extent permitted by law, Owner waives all claims against Operator for damage to any of Owner's property or for injury to or death of any person in, on, or about the Initial Improvements (other than the Majestic Exclusive Areas), and for damage to any property (other than Operator's property) in the Majestic Exclusive Areas, arising at any time and from whatsoever cause. Owner will indemnify, defend and hold Operator harmless from and against any and all claims, demands, damages, losses, costs and expenses of whatsoever kind or nature arising due to any injury to or destruction of life or property due to the use and occupancy of the Initial Improvements by Owner.

         13.5 Owner's Liability Insurance Obligation. Owner shall obtain and keep in effect Broad Form Commercial General Liability insurance, including contractual liability, with minimum limits of liability of one hundred million ($100,000,000) dollars per occurrence combined single limit of liability for bodily injury, property damage and personal injury. Owner shall increase these liability limits to the limits Owner requires Operator to maintain from time to time pursuant to
Section 13.2 above. This insurance shall specifically include all liability assumed hereunder by Owner and shall provide that it is primary insurance and not excess over or contributory with any other insurance.

         13.6    Owner's Other Insurance Obligations.

                 (a) Owner shall obtain and keep in effect fire insurance (including standard extended coverage against perils and leakage from fire protective devices) for the full replacement cost of the Initial Improvements other than the Trump Exclusive Areas and the Majestic Exclusive Areas.

                 (b) Owner shall obtain and keep in effect insurance to adequately protect the value of Owner's business, personal property (including inventory), equipment and contents.

                 (c) Owner shall obtain and keep in effect any workmen's compensation or like insurance coverage required in respect of Owner's employees, as well as applicable insurance coverages required under Maritime Laws.

         13.7 Insurance Requirements. To the extent commercially practical Operator, Trump and Owner shall procure insurance coverages on the Majestic Exclusive Areas, the Trump Exclusive Areas and the remainder of the Initial Improvements, respectively, from the same insurance company (which company shall be reasonably acceptable to Owner, Trump and Operator) in order that the applicable insurance coverages may be properly coordinated and to reduce their respective premiums. All insurance required hereunder shall be carried with responsible insurance companies qualified to issue the applicable coverages in the State and having a Best's rating of A+ or better. All liability and loss of rents insurance required to be maintained hereunder by Operator must designate Trump, Owner and Owner's mortgagee and any other parties reasonably designated by Owner as additional insureds and must provide that it may not be cancelled or modified without thirty (30) days prior written notice to the additional insureds. Within ten (10) days of the date hereof, and within ten
(10) days prior to each anniversary date of this Agreement thereafter, each party shall provide to the other party one or more certificates (as necessary) from its insurance companies confirming that the insurance coverages required under this Agreement are in full force and effect.

         13.8 Waiver of Subrogation. Owner and Operator shall each obtain from their respective insurers under all policies of insurance required hereunder a waiver of all rights or subrogation that the insurer of one party has against the other party. Owner and Operator shall indemnify the other against any loss or expense, including reasonable attorneys' fees, resulting from a failure to obtain this waiver. So long as this waiver is outstanding and to the extent of any proceeds received under its policy, each party waives any right of recovery against the other party for any loss covered by the policy containing the waiver.


                                   ARTICLE 14
                            (DAMAGE OR DESTRUCTION)

         If the Initial Improvements or any portion thereof are destroyed or damaged by fire, tornado or other casualty, Owner shall commence to rebuild or repair the same (save for trade fixtures, furnishings, equipment or like improvements in or to the Trump Exclusive Areas and the Majestic Exclusive Areas) as promptly as reasonably possible to substantially the same condition that existed immediately prior to the damage or as otherwise render the same in conformity with this Agreement; provided, the aggregate amount which Owner is obligated to expend to rebuild or repair during any year in excess of available insurance proceeds shall be subject to any limitation thereon that is set forth in the Operating Agreement. Operator shall not be allowed an abatement of the License Fee during such reconstruction or repair period.


                                   ARTICLE 15
                                (EMINENT DOMAIN)

         If all or any part of the Initial Improvements are taken as a result of the exercise of the power of eminent domain, or by private sale in lieu of a taking, this Agreement and the leasehold interests and licenses granted herein shall terminate as to the part so taken as of the date that the condemning authority takes possession. In no event shall any taking result in a termination of, or give rise to a right to terminate, this Agreement. Any and all compensation, damages, income, rent or awards paid or made in connection with any taking shall be the sole and exclusive property of Owner except that Owner shall not be entitled to any portion of the award made to Operator for loss of business, moving expenses or fixture removal damages.


                                   ARTICLE 16
                         (ASSIGNMENT OR OTHER TRANSFER)

         16.1 No Assignment or Transfer Without Approval. Except as expressly permitted under this Article, Operator may not assign, sublease, encumber or hypothecate this Agreement or the leasehold interests or licenses granted hereunder. The interest of Operator in and to this Agreement and the leasehold interests and licenses granted hereunder are not assignable or transferrable, other than pursuant to Sections 16.2 or 16.3 below, without the prior written consent of Owner.

         16.2 Permitted Sale or Transfer of Interest. Operator may assign this Agreement to any Person which is simultaneously acquiring or has acquired a Certificate of Suitability or a Riverboat Owner's License from the Commission for use at the location of the Majestic Vessel, provided that contemporaneously therewith Operator sells or transfers its entire interest in Owner to the same Person and complies (or causes the buyer or transferee to comply) with all requirements with respect thereto set forth in the Operating Agreement.

         16.3 Permitted Pledge of Interest. Operator may pledge, grant a security interest in or make a collateral assignment of its interest under this Agreement and the leasehold interests and licenses granted herein as security for a loan, a surety bond, an extension of credit or a guaranty on behalf of, by or to Operator; provided such loan, surety bond, credit or guaranty is extended or issued in connection with Operator's financial or performance obligations with respect to its gaming operations at the Project or with respect to Owner, including in connection with Operator's (a) ownership, chartering, equipping or operation of its riverboat, (b) gaming equipment or other improvements, (c) working capital needs, and (d) past or future capital contributions to Owner, as well as for the extension, reimbursement or refinancing of the foregoing; provided that (i) the loan, surety bond, credit or guaranty (or extension or refinancing of the foregoing) does not serve as security for, and is not cross-collateralized with, a loan that is not made in respect of Operator's aforementioned obligations; and (ii) contemporaneously therewith Operator complies (or causes the lender, surety, lessor or transferee to comply) with all requirements with respect thereto set forth in Sections 8(a)(i), (ii) and (iv) of the Operating Agreement.

         16.4 Effect of Impermissible Assignment. Any purported sale, transfer, pledge, encumbrance, hypothecation, grant of a security interest, assignment, sublease or grant of a right of use with respect to the Initial Improvements or any part thereof in violation of this Article shall be void and of no force or effect and shall in no way limit, modify, alter or impair Operator's obligations under this Agreement or create any rights on the part of the purported transferee, assignee or other Person against Owner.

                                   ARTICLE 17
              (OWNER'S RIGHT OF ENTRY TO MAJESTIC EXCLUSIVE AREAS)

         Except to the extent such right of entry is prohibited or limited by the rules, regulations or requirements of the Commission, Owner shall have the right to enter the Majestic Exclusive Areas, and to have its contractors and representatives enter into such areas, in order to fulfill any of Owner's responsibilities under this Agreement or to respond to any emergency involving injury or damage to person or property. Operator waives any claim for damages for any injury or inconvenience to or interference with Operator's business, any loss of occupancy or quiet enjoyment of the Initial Improvements or any other loss occasioned by entry by Owner in accordance with the foregoing.


                                   ARTICLE 18
                        (EVENTS OF DEFAULT; BANKRUPTCY)

         18.1    Definition.   The occurrence of any one or more of the
following events shall constitute an "Event of Default" hereunder:

                 (a) A default hereunder by Operator involving the payment of money which continues for ten (10) or more days after Owner (or Trump or another Member of Owner) provides Operator with written notice thereof;

                 (b) A default hereunder by Operator not involving the payment of money which continues for thirty (30) or more days after Owner (or Trump or another Member of Owner) provides Operator with written notice thereof, although if the default is of a nature that can not reasonably be cured within thirty (30) days, an Event of Default shall not be deemed to have occurred so long as within such thirty (30) day period Operator commences (and thereafter diligently pursues to completion) appropriate measures to cure such default;

                 (c) A default by Operator of its obligation to make any capital contributions to Owner under Section 4.1(a)(3) or (4) or
         Section 4.1(h) of the Operating Agreement, which default continues for thirty (30) or more days; or

                 (d)      Operator suffers Bankruptcy.

         18.2 Certain Provisions Regarding Bankruptcy. Notwithstanding anything else to the contrary in this Agreement, the parties acknowledge and agree that this

Agreement is intended to be treated as a "lease" in any bankruptcy proceeding, and shall be construed to effectuate this intent and agreement.


                                   ARTICLE 19
                                   (REMEDIES)

         19.1 Remedies. If an Event of Default occurs, Owner shall have the following rights and remedies, along with such other rights and remedies as are otherwise provided in this Agreement or are otherwise available at law or in equity:

                 (a) If the Event of Default continues for a period of one hundred twenty (120) days, Owner shall have the right to suspend Operator's rights under any leasehold interest or license granted hereunder and prohibit Operator or its employees, contractors, patrons, invitees or agents from entering on the Initial Improvements or any part thereof and/or from docking the Majestic Vessel at the Mooring Barge until such time as the Event of Default have been cured; provided, if during any such period Owner does not require Operator to remove the Majestic Vessel from its moorings at the Mooring Barge, Operator shall have access to the Majestic Vessel for the limited purposes of maintaining the same or removing it from the Mooring Barge.

                 (b) If the Event of Default continues for a period of one hundred twenty (120) days and Operator continues to conduct, or attempt to conduct, gaming operations from the Majestic Vessel despite a request by Owner for the suspension of such gaming activities, Owner may terminate this Agreement by providing Operator with written notice to such effect. No such termination shall diminish, release or discharge any obligation of Operator arising under this Agreement prior to the date of termination.

                 (c) If an Event of Default continues for a period of more than two hundred seventy (270) days but Owner has not elected (or has not had the right) to terminate this Agreement pursuant to subsection
         (b) of this Section, Owner (or Trump, at Trump's election) shall have the right to acquire (or to have its designee acquire) all of Operator's right, title and interest in this Agreement in connection with the acquisition pursuant to Section 7.2(b) of the Operating Agreement of Operator's interest as a Member in Owner.

The parties acknowledge that Owner or Trump (as determined by Trump) shall have a right to obtain specific performance of its rights under Subsection (a) of this Section, or of the obligations of Operator to transfer its right, title and interest in and under this Agreement under the circumstances referred to in Subsection (c) of this Section, it being recognized that such rights and interests are unique and have been specifically bargained for, and that there would be no adequate remedy at law or in damages for a failure or refusal by Operator to honor and perform its applicable obligations in a timely fashion. The foregoing sentence shall not be construed to imply that the remedy of specific performance or other equitable relief is not available, or should not be ordered, as remedies for other breaches under this Agreement.

                 (d) If and to the extent required under applicable laws, and only after the exercise of the right specified in subsections (a),
         (b) or (c) above, as applicable, the right to evict and dispossess Operator from the Initial Improvements by appropriate proceedings; provided, no such eviction, of itself, shall prevent Operator from curing a default under this Agreement that is otherwise curable under the terms hereof within two hundred seventy (270) days of an Event of Default.

                 (e) If any installment of a License Fee or any other payment due hereunder is not paid within ten (10) days after the same has become an Event of Default, interest on such amount shall commence to accrue on such amount and shall become immediately due and payable at the rate of interest announced from time to time by Chase Manhattan Bank as its "prime rate" (the "Prime Rate") plus five (5%) percent, but in no event shall the rate exceed the maximum interest rate permitted by applicable law.

                 (f) If any installment of a License Fee is not paid within thirty (30) days after the same has become an Event of Default, the License Fee payable thereafter, and until payment in full of all installments of the License Fee (including interest thereon or increases thereof), shall be increased by one hundred (100%) percent.

         19.2 No Termination of Obligation to Pay License Fees. Unless and until Operator's right, title and interest under this Agreement has been acquired pursuant to Section 19.1(c) above, or Owner has terminated this Agreement as provided in Section 19.1(b) above or Section 22 below, Owner may recover from Operator any installments of the License Fee and other amounts payable by Operator hereunder as they become due, together with all other damages incurred by Owner as the result of any Event of Default.

         19.3 Remedies Cumulative. The remedies provided for in this Agreement are cumulative and are in addition to any other remedies available to Owner at law, in equity, by statute or otherwise.


                                   ARTICLE 20
                       (LIMITATION ON OWNER'S LIABILITY)

         Notwithstanding anything herein to the contrary, in no event shall Owner have responsibility or liability to Operator or Operator's members, parents, Affiliates, shareholders, employees, directors or other representatives, or Affiliates thereof, for damages for any alleged or actual breach of this Agreement or any alleged or actual breach of any duty (whether such duty arises or is alleged to arise from contract, statute, common law or otherwise). Without limiting the generality of the foregoing, Owner shall not have liability or responsibility for (a) indirect damages, (b) consequential damages, (c) lost profits or revenues, or (d) damages for diminution or loss of public image, reputation or goodwill, even if the same result from or are caused by a breach by Owner of this Agreement or of the aforementioned duties. The parties acknowledge that they have specifically bargained for this limitation on liability based on the relationship between and among Owner, Operator and Trump, and the determination of the License Fee as set forth in
Article 5, and that absent this limitation Owner would not enter into this Agreement or undertake the obligations herein set forth.


                                   ARTICLE 21
                      (PROTECTIONS FOR OPERATOR'S LENDER)


          21.1 General Applicability. If Operator shall mortgage, pledge or assign its interest hereunder pursuant to and in compliance with the provisions of Article 16 above, then, as long as any such mortgage or pledge or assignment shall remain unsatisfied of record, the following Sections shall apply; provided such Sections shall apply only if the mortgage, pledge or assignment is made to and is held by a third party lender, surety or guarantor that is not an Affiliate of Operator.

          21.2 No Termination Without Notice. There shall be no cancellation, surrender, acceptance of surrender or modification of this Agreement or attornment of any assignee to Owner without the prior written consent of the holder of such mortgage, pledge or assignment (the "Lender"), which consent shall not be unreasonably withheld.

          21.3 Lender's Right to Receive Notices. If the Lender shall register with Owner his or its name and address in writing, Owner, on serving on Operator any notice of default or a termination of this Agreement or a matter on which Owner may predicate or claim a default, shall at the same time serve a duplicate counterpart of such notice on the Lender by Registered Mail, Return Receipt Requested, addressed to the Lender at the address registered with Owner, and no notice by Owner to Operator hereunder shall be deemed to have been duly given to Operator unless and until such duplicate counterpart thereof has been so served on the Lender.

          21.4 Lender's Right to Cure Defaults. The Lender, in the event Operator shall be in default hereunder, shall have the right within the period and otherwise as herein provided to remedy or cause to be remedied such default, and Owner shall accept such performance by or at the instigation of the Lender as if the same had been performed by Operator. No default by Operator in performing any obligation required hereby shall be deemed to exist if steps, in good faith, shall have been promptly commenced by Operator or by the Lender or by any other party, person or entity to rectify the same and prosecuted to completion with diligence and continuity.

          21.5 Effect of Lender's Cure. Anything herein contained to the contrary notwithstanding, during such time as any obligation to the Lender remains unsatisfied of record, if an event or events shall occur which shall entitle Owner to terminate this Agreement, and if before the expiration of the applicable cure period Lender shall have paid to Owner all installments of the License Fee (including increases thereof or interest thereon) and other payments herein provided for then in default and shall have complied or shall be engaged in the work of complying with all other requirements of this Agreement, if any, then in default, then Owner shall not be entitled to terminate this Agreement and any notice of termination theretofore given shall be void and of no effect; provided, however, that nothing herein contained shall in any way affect, diminish or impair Owner's right to terminate this Agreement (if such default is not cured within the applicable cure period or in the process of being cured) or to enforce any other remedy in the event of the nonpayment of any such amounts payable by Operator or in case of any other subsequent default in the performance of any of the obligations of Operator hereunder in accordance with this Agreement, subject, however, to all of the provisions of this Article.

          21.6 Obligation to Enter into New Agreement. In the event this Agreement is terminated before the natural expiration of its term, whether by summary dispossession proceedings, service of notice to terminate, or otherwise, due to Operator's default, Owner shall, by Registered Mail, Return

Receipt Requested, serve on the Lender written notice of such termination, together with a statement of any and all sums which would at that time be due under this Agreement but for such termination, and of all other defaults, if any, under this Agreement then known to Owner. The Lender shall thereupon have the option to obtain a new or direct agreement substantially identical to this Agreement on the following terms and conditions:

                    (a)      On the written request of the Lender, within sixty
          (60) days after service of the aforementioned notice of termination, Owner shall enter into a new or direct agreement with the Lender, or its designee (the "New Agreement"), as provided in Subsection (b).

                    (b) The New Agreement shall be effective as of the date of termination of this Agreement, shall be for the remainder of the term of this Agreement (had it not been terminated) and otherwise upon the same terms, covenants and conditions of this Agreement. On the execution of the New Agreement, the operator named therein shall pay any and all sums which would at the time of the execution thereof be due under this Agreement but for the termination as aforesaid and shall otherwise fully remedy or agree in writing to remedy any existing defaults under this Agreement, other than a default which is not susceptible of being cured by such new operator, which such defaults shall be and shall be deemed to be waived. The new operator shall pay all necessary and reasonable expenses, including reasonable counsel fees and court costs, incurred in terminating this Agreement, as well as in the preparation, execution and delivery of the New Agreement. Nothing contained herein shall release Operator from any of its obligations under this Agreement which may not have been discharged or fully performed by the Lender.

                    (c) Notwithstanding the provisions of this Agreement, if Owner shall elect to terminate this Agreement by reason of Operator being in default of any term or condition hereunder which is not reasonably susceptible of being cured by the Lender, including but not limited to the default referred to in Article 18 relating to bankruptcy and insolvency, then the Lender shall have the right to postpone and extend the specified date for the termination of this Agreement, fixed by Owner in a notice given pursuant thereto, for a period of not more than six (6) months, provided the Lender promptly shall cure or be engaged in curing any then existing defaults of Operator (other than the defaults hereinbefore referred which are not susceptible to cure) and shall forthwith take steps to acquire Operator's interest in the Agreement by appropriate legal proceedings. If, before the date specified for the termination of this Agreement as extended by the Lender, the Lender shall deliver to Owner its agreement and obligation to perform and observe the covenants and conditions to be performed by Operator in this Agreement, then, and in such event, any such noncurable defaults on the part of Operator shall be and shall be deemed to be waived, provided further that if at the end of said six (6) month period the Lender shall be actively engaged in steps to acquire Operator's interest herein, the time of the Lender to comply with the provisions of this Article shall be extended for such period as shall be necessary to complete such steps with diligence and continuity, provided that nothing herein shall preclude Owner from exercising any rights or remedies under this Agreement with respect to any other default hereunder during such extension period (subject, in the case of such other defaults, to all the provisions of this Agreement).

          21.7 Insurance Coverages for Lender. A standard mortgagee clause naming the Lender shall be added to any and all insurance policies required to be carried by Operator hereunder on condition that the insurance proceeds are to be applied in the manner specified in this Agreement and Operator's agreement with the Lender shall so provide.

          21.8 Notice of Condemnation. The parties hereto shall give the Lender written notice of any condemnation proceedings affecting the Initial Improvements. The Lender shall have the right to intervene and be made a party to any such condemnation proceedings. Operator's interest in any award or damages for such taking is hereby set-over, transferred and assigned by Operator to the Lender to the extent of the balance of any principal, interest or other payment due or which shall thereafter accrue or become due to the Lender.

          21.9 No Obligation on Part of Lender. The Lender shall not be liable to perform any of Operator's obligations under this Agreement unless and until the Lender shall become the owner of Operator's interest hereunder, and then only for as long as it remains such owner.

          21.10 Obligation to Modify. Owner, on request of Operator, shall execute such reasonable modifications or amendments of this Agreement as shall be required by the Lender, provided that such proposed amendments do not materially or adversely affect the rights of Owner hereunder or Trump under the Trump Berthing Agreement.

                                   ARTICLE 22
                                 (TERMINATION)

          If Operator withdraws or resigns as a Member of Owner in violation of the terms of the Operating Agreement, Owner may terminate this Agreement and Operator shall have no further right to use (or to have other Persons use) the Initial Improvements.


                                   ARTICLE 23
                        (OWNER'S RIGHT TO CURE DEFAULTS)

          If Operator fails to pay any sum of money required to be paid by Operator hereunder, or fails to perform any other act on its part to be performed hereunder for fifteen (15) days after notice thereof by Owner, Owner may make the payment or perform the act without waiving or releasing Operator from any obligations of Operator under this Agreement. All sums so paid or costs so incurred shall accrue interest at the Prime Rate plus five (5%) percent and shall be payable to Owner on demand. In addition to any other right or remedy of Owner hereunder, Owner shall have the same rights and remedies in the case of a default by Operator in the payment of such amounts as in the case of default in the payment of the License Fee.


                                   ARTICLE 24
                      (OPERATOR'S RIGHT TO CURE DEFAULTS)

          Notwithstanding anything contained herein to the contrary, if Owner defaults in the performance of an obligation of Owner under Articles 2 or 4 above, Operator shall have the right to cure such default for the account of Owner; provided, however, that Operator first shall provide Owner with written notice of such claimed default, whereupon Owner shall have thirty (30) days to cure such default or such reasonable additional period as is necessary to cure such default if such default is incapable of being cured within such thirty
(30) day period and Owner is proceeding with due diligence to cure such default. If Owner fails to cure any such default after written notice and within the aforesaid cure period ("Owner's Default"), then any reasonable expenditure made by Operator to cure Owner's Default, together with interest thereon at the Prime Rate plus five (5%) percent, shall be credited by Owner to Operator as a set off against the next installment(s) of the License Fee payable under this Agreement.


                                   ARTICLE 25
                                    (LIENS)

          Any lien filed or claimed against the Initial

Improvements or any part thereof or interest therein for work, labor, services or materials claimed to have been done or furnished will be fully satisfied (or bonded off) and discharged of record by Owner, Trump or Operator, whichever contracted for the work, labor, services or material, within sixty (60) days after a notice of lien or similar notice has been recorded. If any action, suit, or proceeding is brought upon any lien for the enforcement or foreclosure of the same, Owner, Trump or Operator, as the case may be, shall defend the others therein and indemnify and hold each of them harmless from and against any and all judgments, damages, costs, fees and expenses asserted against or incurred by such party on account thereof, including court costs and reasonable attorneys' fees. Each party shall notify the other party and Trump in writing of any such lien promptly after the party learns of such filing or claim.


                                   ARTICLE 26
                               (ATTORNEYS' FEES)

          If a dispute under this Agreement becomes the subject of litigation or arbitration, the prevailing party shall be entitled to recover as part of its damages the reasonable attorneys' fees and expenses incurred by such party in connection with such litigation or arbitration proceeding.


                                   ARTICLE 27
                           (SUBORDINATION TO LENDERS)

          This Agreement and all leasehold interests or licenses granted hereunder are and shall be subject and subordinate at all times to the lien of any mortgage granted by Owner that now or hereafter affects the Property or any part thereof, and any and all advances made or hereafter made upon the security thereof, together with any interest thereon and all other sums secured by such mortgage, and to any agreement at any time modifying, supplementing, restating, extending or replacing any such mortgage; provided, such mortgagee agrees in writing that it shall not disturb Operator's rights under this Agreement so long as Operator is not in default under this Agreement. Notwithstanding the foregoing, at the request of the holder of any such mortgage, this Agreement may be made prior and superior to such mortgage. If any mortgagee under any mortgage referred to above succeeds to Owner's interest in the Property or the Initial Improvements, then, at the election of such mortgagee, Operator will attorn to and recognize the mortgagee as Owner and this Agreement will continue as a direct agreement between Operator and such mortgagee, except that such mortgagee shall not (i) be liable for any act or omission of Owner prior to such succession, or (ii) be subject to any offset, defense or claim in favor of Operator accruing prior to such succession.

                                   ARTICLE 28
                                    (MERGER)

          Neither the voluntary or other surrender of this Agreement by Operator, nor the mutual cancellation of this Agreement, nor a termination of this Agreement by Owner pursuant to the terms hereof, shall constitute a merger, and at the option of Owner any of such events shall terminate all or any existing subleases or sublicenses or operate as an assignment to Owner of any or all existing subleases or sublicenses.


                                   ARTICLE 29
                             (ESTOPPEL CERTIFICATE)

          Within ten (10) days after written request from either party (the "Requesting Party"), the other party shall execute and deliver to the Requesting Party or its designee a written statement certifying (a) that this Agreement is unmodified and in full force and effect, or is in full force and effect as modified and stating the modifications, (b) the amount of the License Fee and the date to which the License Fee has been paid in advance, and (c) that the Requesting Party is not in default hereunder or if the Requesting Party is claimed to be in default, stating the nature of any claimed default. This statement may be relied upon by any prospective purchaser, assignee or lender.


                                   ARTICLE 30
                                 (HOLDING OVER)

          Operator shall have no right to use or have possession of all or any part of the Initial Improvements after the expiration of the term of this Agreement without the prior written consent of Owner.


                                   ARTICLE 31
                                   (NOTICES)

          31.1 Notices. All notices, demands or requests provided for or permitted to be given pursuant to this Agreement must be in writing. All notices, demands and requests to be sent by any party hereto or to any other party shall be deemed to have been properly given or served by depositing the same in the United States Mail, postpaid and registered or certified, with return receipt requested, or by delivering the same to an overnight delivery service of nationally recognized standing, and addressed to the party to whom the notice, demand or request is intended, at its address designated hereinbelow or to such other address as such party may hereafter designate by notice in accordance herewith.

          31.2 Effective Date of Notice. All notices, demands and requests shall be effective upon being deposited in the United States Mail or being delivered to an overnight delivery service of nationally recognized standing. However, the time period in which a response to any such notice, demand or request must be given shall commence to run three (3) days from the date of such mailing or two (2) days from the date of such delivery.

          31.3 Routine Communications. Notwithstanding the foregoing, routine communications, distribution checks, copies of financial statements, etc., may be sent by ordinary first-class mail.

          31.4 Notice to Operator. Copies of all notices to Operator shall be sent to Don H. Barden, The Barden Companies, 400 Renaissance Center, 24th Floor, Detroit, Michigan 48243; and Cameron H. Piggott, Esq., Dykema Gossett, PLLC, 400 Renaissance Center, Detroit, Michigan 48243.

          31.5 Notices to Owner. Copies of all notices to Owner shall be sent to Buffington Harbor Riverboats, L.L.C., at its address as stated in the Preamble to this Agreement. Copies thereof concurrently shall be sent to Nicholas L. Ribis, President, Trump Indiana, Inc., 725 Fifth Avenue, New York 10022; Robert M. Pickus, Executive Vice President - Corporate and Legal Affairs, Trump Indiana, Inc., c/o Trump Plaza Hotel & Casino, The Boardwalk at Mississippi Avenue, Atlantic City, New Jersey 08401; and Peter Michael Laughlin, Esq., Graham, Curtin & Sheridan, 4 Headquarters Plaza, Morristown, New Jersey 07962-1991


                                   ARTICLE 32
                              (COMPLETE AGREEMENT)

          This Agreement, the exhibits attached hereto and incorporated herein by reference, the Trump Berthing Agreement and the Operating Agreement embody the entire agreement between Owner and Operator regarding the subject matter of this Agreement. There are no oral agreements between Owner and Operator affecting this Agreement and this Agreement supercedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings between Owner and Operator.


                                   ARTICLE 33
                                  (RECORDING)

          Neither Owner nor Operator shall record this Agreement





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
without the prior written consent of the other party. Upon the request of either party, both parties shall execute a "short form" memorandum of this Agreement which either party shall have the right to record.


                                   ARTICLE 34
                                (MISCELLANEOUS)

          34.1 Binding on Successors, Etc. The agreements, conditions and provisions herein contained inure to the benefit of and bind the heirs, executors, administrators, successors and permitted assigns of the parties.

          34.2 Severability. If any provision of this Agreement is determined to be illegal or unenforceable, that determination shall not affect any other provisions of this Agreement and all other provisions of this Agreement shall remain in full force and effect.

          34.3 Governing Law. This Agreement shall be governed by and shall be construed under the laws of the State of Indiana.

          34.4      Time of Essence.  Time is of the essence of this Agreement.

          34.5 Captions. The captions set forth herein are for convenience only and do not signify the meaning of the Section that they identify.

          34.6 No Third Party Beneficiaries. Except as otherwise specifically stated herein, the terms and conditions of this Agreement shall not be deemed to inure to the benefit of, or be enforceable by, any other party. Owner and Operator may amend, terminate or otherwise modify this Agreement only by written instrument.

          34.7 No Presumption Against Drafter. This Agreement has been fully negotiated by the parties, and the terms hereof shall not be construed more strictly against one party than the other party.

          34.8 No Modification of Operating Agreement. Nothing in this Agreement shall be deemed to modify or amend the terms of the Operating Agreement.


          IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                              "OPERATOR"

                                              THE MAJESTIC STAR CASINO, LLC

                                              By:  Barden Development, Inc.,
                                                   Member


                                                   By: Kenneth L. Kramer
                                                       -------------------------
                                                       Kenneth L. Kramer
                                                       Vice President

                                              And
                                              By:  Gary Riverboat Gaming, LLC,
                                                   Member
                                                   By:  Barden Management, Inc.,
                                                   Its: Manager


                                                   By: Kenneth L. Kramer
                                                       -------------------------
                                                       Kenneth L. Kramer
                                                       Vice President


                                              "OWNER"

                                              BUFFINGTON HARBOR RIVERBOATS,
                                               L.L.C.


                                              By:  Trump Indiana, Inc.
                                              Its: Member


                                                   By:  Robert M. Pickus
                                                        ------------------------
                                                        Robert M. Pickus
                                                   Its: Vice President


                                              And
                                              By:  The Majestic Star Casino, LLC
                                              Its: Member

                                                By:   Barden Development, Inc.,
                                                Its: Member


                                                   By: Kenneth L. Kramer
                                                       -------------------------
                                                       Kenneth L. Kramer
                                                       Vice President

                                              And
                                              By:  Gary Riverboat Gaming, LLC,
                                              Its: Member
                                                By:  Barden Management, Inc.,
                                                Its: Manager


                                                By: Kenneth L. Kramer
                                                    ----------------------------
                                                    Kenneth L. Kramer
                                                    Vice President






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